Exhibit 1.2

EXECUTION COPY

Pricing Agreement

March 1, 2016

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Ladies and Gentlemen:

Federal Realty Investment Trust, a Maryland real estate investment trust (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated March 1, 2016 (the “Underwriting Agreement”), between the Company and you (the “Underwriter”), to issue and sell to the Underwriter the Common Shares specified in Schedule II hereto (the “Designated Shares”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Pricing Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus and the General Disclosure Package in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined) and the General Disclosure Package (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the General Disclosure Package and the Prospectus, as amended or supplemented, relating to the Designated Shares which are the subject of this Pricing Agreement. Each reference to the Underwriter herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

A supplement to the Prospectus relating to the Designated Shares, in the form heretofore delivered to you, is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to the Underwriter, and the Underwriter agrees to purchase from the Company, at the Time of Delivery and place and at the purchase price to the Underwriter set forth in Schedule II hereto, the number of Initial Shares (as defined in Schedule II hereto) set forth opposite the name of the Underwriter in Schedule I hereto.

In addition, subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company hereby grants an option to the Underwriter to purchase up to the number of Option Shares (as defined in Schedule II hereto) specified in Schedule II hereto at the place and purchase price to the Underwriter set forth in Schedule II hereto and at the Option Closing Time specified by the Underwriter as provided below. The option hereby granted will expire at 11:59 p.m. (New York City time) on the 30th day after the date of this Pricing Agreement and may be exercised once, in whole or in part, upon notice by the Underwriter to the Company setting forth the number of Option Shares as to which the Underwriter is then exercising the option and the Option Closing Time for such Option Shares. Any such Option Closing Time shall be determined by the Underwriter but shall not be later than seven full business days after the exercise of such option nor in any event prior to the Time of Delivery. If the option is exercised as to all or any portion of the Option Shares, the Underwriter will be obligated to purchase that number of Option Shares, and the Company shall be obligated to issue and sell such Option Shares to the Underwriter, subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated by reference herein.

The Company hereby agrees to reimburse the Underwriter for its reasonable out-of-pocket expenses incurred in connection with the offering.

This Pricing Agreement shall be governed by and construed in accordance with the laws of the State of New York.

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If the foregoing is in accordance with your understanding, please sign and return this Pricing Agreement to us, and upon acceptance hereof by you, this Pricing Agreement and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between the Underwriter and the Company.

Very truly yours,

FEDERAL REALTY INVESTMENT TRUST

By:	/s/ James M. Taylor
	Name:	James M. Taylor
	Title:	Executive Vice President-Chief Financial Officer and Treasurer

Pricing Agreement Signature Page

Accepted as of the date hereof:

CITIGROUP GLOBAL MARKETS INC.

By:	Citigroup Global Markets Inc.

By:	/s/ Paul Abrahimzadeh

	Name:	Paul Abrahimzadeh
	Title:	Managing Director

Pricing Agreement Signature Page

SCHEDULE I

Underwriter	Number of Initial Shares to be Purchased

Citigroup Global Markets Inc.	1,000,000

Total	1,000,000

I-1

SCHEDULE II

Title of Designated Shares:	Common Shares of Beneficial Interest

Number of Designated Shares:	1,000,000 shares. The Designated Shares consist of an aggregate of 1,000,000 Designated Shares (the “Initial Shares”) that the Underwriter has agreed to purchase and that the Company has agreed to sell and an aggregate of up to 150,000 Designated Shares (the “Option Shares”) that the Underwriter has the option to purchase from the Company, all subject to the terms and conditions set forth in this Pricing Agreement and the Underwriting Agreement incorporated by reference herein.

Purchase Price per Share for Designated Shares to be Paid by the Underwriter:	$149.43 per share; provided, however, that the purchase price per share for any Option Shares purchased by the Underwriter shall be reduced by an amount per share equal to the aggregate amount per share of any dividends or distributions declared, paid or payable with respect to the Initial Shares but not payable with respect to such Option Shares.

Applicable Time:	6:00 p.m. (Eastern Time) on March 1, 2016 or such other time as agreed by the Company and the Underwriter.

Preliminary Prospectus Supplement:	March 1, 2016.

Specified funds for payment of purchase price:	Wire transfer of immediately available funds.

Liquidation Preference Per Share for Designated Shares, if applicable:	N/A

Dividend Payment Dates, if applicable:	As may be specified from time to time by the Company’s Board of Trustees

Redemption provisions, if applicable:	N/A

Sinking fund requirements, if applicable:	N/A

II-1

Name of Underwriter:	Citigroup Global Markets Inc.

Address for Notices, etc.:	Citigroup Global Markets Inc. 388 Greenwich Street New York, New York 10013 Attention: General Counsel Facsimile: 1-646-291-1469

Other Terms:	N/A

Time of Delivery:	10:00 a.m. (New York City time) on March 7, 2016

Closing Location:	Sidley Austin LLP 787 Seventh Avenue New York, NY 10019

Place of Delivery of Designated Shares:	New York, New York

II-2

SCHEDULE III

List of Persons Subject to Lock-Up

Donald C. Wood

James M. Taylor, Jr.

III-1